SUB-ITEM 77H

                                                 MFS VARIABLE INSURANCE TRUST

         As of June 30, 2001, there were no changes in entities beneficially owning more than 25% of any one series' voting securities, thereby becoming controlling entities of such series.

         As of June 30, 2001, the following entities no longer beneficially owned more than 25% of any one series' voting securities, thereby ceasing to be controlling entities of such series:



         125/ MFS Utilities Series                      Ameritas



         135/ MFS Mid Cap Growth Series                 Hartford Life Insurance Co.

